Exhibit 4.12

CONFIDENTIAL

EXECUTION VERSION

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2019 (the “Effective Time”), by and among New Frontier Corporation, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), New Frontier Public Holding Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Sponsor”), and Vivo Capital Fund IX (Cayman), L.P., an exempted limited partnership established under the laws of the Cayman Islands (the “Shareholder”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Transaction Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Transaction Agreement, dated as of July 30, 2019, by and among the Company, Healthy Harmony Holdings, L.P. and certain other parties thereto; and

WHEREAS, after giving effect to the Transactions, the Shareholder owns certain ordinary shares of the Company, par value $0.0001 per share (the “NFC Ordinary Shares”) and desires to have certain director nomination rights, and the Company desires to provide the Shareholder with such rights, in each case, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE I
NOMINATION RIGHT

Section 1.1.            Board Nomination Right.

(a)           At the Effective Time, the board of directors of the Company (the “Board”) shall be comprised of nine (9) members, including two (2) members nominated by the Shareholder. The Shareholder will timely nominate the Nominees (as defined below) for election to the Board at the shareholders meeting of the Company and provide all information and materials necessary for the inclusion of such Nominees in the NFC Director Election Proposal.

(b)           From the Effective Time until the termination of this Agreement pursuant to Section 2.1, at every meeting of the Board, or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by shareholders of the Company:

(i)        for so long as the Shareholder Beneficially Owns a number of NFC Ordinary Shares representing at least 6.66% of all of the NFC Ordinary Shares then issued and outstanding, the Shareholder shall have the right to appoint or nominate for election to the Board, as applicable, two (2) individuals, including at least one (1) independent director of the Company; and

(ii)       for so long as the Shareholder Beneficially Owns a number of NFC Ordinary Shares representing at least 3.33%, but less than 6.66%, of all of the NFC Ordinary Shares then issued and outstanding, the Shareholder shall have the right to appoint or nominate for election to the Board, as applicable, one (1) individual, to serve as an independent director of the Company (any individual appointed or nominated by the Shareholder for election to the Board pursuant to Section 1.1(b)(i) or Section 1.1(b)(ii), a “Nominee” and collectively, the “Nominees”).

Any individual appointed or nominated to serve as an independent director shall qualify, as of the date of such individual’s appointment or nomination and as of any other date on which the determination is being made, (i) as an “Independent Director” under the listing requirements of the New York Stock Exchange, as amended from time to time, and (ii) as an “Independent Director” under Rule 10(A)-3 under the Exchange Act as well as any other requirements of the U.S. securities laws which are then applicable to the Company. For purposes hereof, “Beneficial Ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and the term “Beneficially Own” shall have the correlative meaning.

(c)           In the event that any Nominee shall cease to serve for any reason, the Shareholder shall, subject to the Shareholder then being entitled to nominate such individual for election or appointment as a director pursuant to Section 1.1(b), be entitled to designate and appoint or nominate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Nominee.

(d)           Upon the Shareholder ceasing to be entitled to designate a Nominee pursuant to Section 1.1(b), the Shareholder shall take all actions within its power to cause the Nominee to offer to tender their resignations.

(e)           The Company shall use its commercially reasonable efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to the Shareholder. The Company’s Organizational Documents shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.

Section 1.2.            Board Observer Rights

(a)           From the Effective Time, the Shareholder shall be entitled to appoint one (1) non-voting observer (the “Board Observer”) to the Board, exercisable by the delivery of written notice to the Company.

(b)           The Board Observer shall be entitled to (i) attend (in person or telephonically) all meetings (both regular and special) of the Board and any of the committees of the Board (collectively, “Board Committees”) and to listen to all telephonic meetings of the Board and Board Committees or meetings conducted by other methods of communication, and (ii) receive written notice of all meetings (both regular and special) of the Board and Board Committees at the same time and in the same manner as such notice is given to other members of the Board and Board Committees, and all documents, notices, minutes, written materials and other information given to members of the Board and Board Committees in connection with each Board and Board Committee meeting (collectively, “Materials”) at the same time such Materials are given to members of the Board and Board Committees, whether or not the Board Observer is attending such meeting. Notwithstanding the foregoing, the Company may exclude the Board Observer from access to any material or meeting or portion thereof if the Board determines in good faith, upon written advice of the Company’s outside counsel (which advice shall include legal analysis thereon in reasonable detail and shall be provided to all directors), that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and such counsel; provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof.

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(c)           The Company shall reimburse the Board Observer for all reasonable out-of-pocket expenses incurred by the Board Observer in connection with attendance at Board and Board Committee meetings.

(d)           The Company acknowledges that the Board Observer may provide, on a confidential basis, any material non-public information of the Company that he or she obtains pursuant to the provisions of this Section 1.2 to the Shareholder and its Affiliates and their respective representatives, advisors and consultants, provided that the Shareholder shall ensure that the Board Observer may not otherwise disclose or use any such information.

(e)           The Company shall indemnify and hold harmless the Board Observer from and against any losses, claims, damages, liabilities and expenses to which the Board Observer may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of, relate to, or are based upon Board Observer’s designation or attendance as a non-voting observer at meetings of the Board and Board Committees, the Board Observer’s receipt of materials or information under this Section 1.2, or the Board Observer’s exercise of his rights under this Agreement. The Company shall pay or reimburse the Board Observer for such losses, claims, damages, liabilities and expenses as they are incurred, including, without limitation, for amounts incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that with respect to any claim or action brought against both the Board Observer and one or more directors of the Company, the Company shall not be liable to the Board Observer on account of any settlement of such claim or action effected by the Board Observer without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) prior to the settlement of such claim or action by the relevant directors.

Section 1.3.           Company Obligations. The Company agrees to use its reasonable best efforts to ensure that, if the Shareholder is entitled to designate a Nominee pursuant to Section 1.1(b), (i) each Nominee is included in the Board’s slate of nominees to the shareholders for each election of directors; and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of members of the Board.

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Section 1.4.           Sponsor Obligations. For so long as the Shareholder continues to Beneficially Own a number of NFC Ordinary Shares representing at least 3.33% of all of the NFC Ordinary Shares then issued and outstanding, at any annual, special or other meeting (or written consent in lieu of a meeting) of shareholders of the Company at which the directors of the Company are to be elected, the Sponsor shall (a) vote all of the shares of the Company owned or controlled by the Sponsor or over which the Sponsor has voting power or otherwise has the right to direct the voting, including through voting proxies or voting undertakings given by any other shareholder of the Company or otherwise, to elect each Nominee to serve as a director of the Company, and (b) not initiate, solicit or support any proxy process or contest to voting against, remove or replace any Nominee or take any similar action.

Section 1.5.           Shareholder Obligations. For so long as the Sponsor continues to Beneficially Own a number of NFC Ordinary Shares representing at least 3.33% of all of the NFC Ordinary Shares then issued and outstanding, at any annual, special or other meeting (or written consent in lieu of a meeting) of shareholders of the Company at which the directors of the Company are to be elected, the Shareholder shall (a) vote all of the shares of the Company owned or controlled by the Shareholder or over which the Shareholder has voting power, through voting proxies given by any other shareholder of the Company or otherwise, to elect each and every “Nominee” of the Sponsor (as defined in that certain Director Nomination Agreement entered into by and between the Company and the Sponsor on or about the date hereof) or any other director nominee voted in favor of by the Sponsor (each, a “Relevant Nominee”) to serve as a director of the Company, and (b) not initiate, solicit or support any proxy process or contest to voting against, remove or replace any Relevant Nominee or take any similar action.

ARTICLE II
MISCELLANEOUS

Section 2.1.           Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the date that the Shareholder ceases to Beneficially Own a number of NFC Ordinary Shares representing at least 3.33% of all of the NFC Ordinary Shares then issued and outstanding. Notwithstanding the foregoing, Section 1.4 and Section 1.5 shall terminate automatically and become void and of no further force or effect upon the delivery of a written notice from the Shareholder to the Company and the Sponsor at any time after the second (2nd) anniversary of the date hereof; provided that, in this case, the provisions herein other than Section 1.4 and Section 1.5 shall continue to remain in effect in accordance with the terms of this Agreement.

Section 2.2.           Fees and Expenses. Each party shall be responsible for and pay their own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 2.3.           Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) when delivered by certified mail, registered mail, courier service, return-receipt received to the other party at the address set forth below, or at such other address provided by like notice to the other party:

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(i)	if to the Shareholder, to:

c/o Vivo Capital LLC
192 Lytton Avenue
Palo Alto, CA 94301

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
1001 Page Mill Road
Building 1
Palo Alto, CA 94304
Attention:	Ruchun Ji
E-mail:	rji@sidley.com

(ii)	if to the Company or the Sponsor, to:

c/o New Frontier Corporation (in the case of the Company)
c/o New Frontier Public Holding Ltd. (in the case of the Sponsor)
23rd Floor, 299 QRC
287-299 Queen’s Road Central
Hong Kong
Attention:	Carl Wu
E-mail:	carl@new-frontier.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Patrick J. Naughton
E-mail:	PNaughton@stblaw.com

Simpson Thacher & Bartlett LLP
3901 China World Tower
1 Jianguomenwai Avenue
Beijing 100004, China
Attention:	Yang Wang
E-mail:	yang.wang@stblaw.com

with a second required copy (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166-4193
United States
Attention:	Joel L. Rubinstein
Email:	JRubinstein@winston.com

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Section 2.4.           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.5.           Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party without the prior written consent of the other parties, except notwithstanding any of the foregoing, the Shareholder shall, in connection with a transfer of the NFC Ordinary Shares to its Affiliates, assign its rights and obligations hereunder to such Affiliate transferee, in which case the prior consent of the other parties shall not be required but the Shareholder should provide prior written notice of such assignment to the other parties; provided further that upon the assignee ceasing to be an Affiliate of the Shareholder, the Shareholder shall procure that any such right so assigned shall immediately be assigned back to the Shareholder.

Section 2.6.           No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 2.7.           Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.8.           Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) or matters (including matters of validity, construction, effect, performance and remedies) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed exclusively in accordance with the laws of the Cayman Islands (without giving effect to any choice of law principles thereof that would cause the application of the Laws of another jurisdiction).

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Section 2.9.           Dispute Resolution. Any dispute, controversy or claim (including any dispute relating to the existence, validity, interpretation, performance, breach or termination of this Agreement or any dispute regarding non-contractual obligations arising out of or relating to this Agreement) shall be referred to and finally resolved in accordance with the ICC Rules of Arbitration by a panel of three arbitrators. The arbitral award shall be final and binding upon all parties hereto. The seat of arbitration shall be in Hong Kong. The language of arbitration shall be English. The governing law of this arbitration clause shall be the laws of the Hong Kong Special Administrative Region. The parties hereto agree that any award rendered by the arbitral tribunal may be enforced by any court having jurisdiction over the parties or over the parties’ assets wherever the same may be located. To the extent that any party hereto has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from any jurisdiction or any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, execution of judgment or otherwise) with respect to itself or any of its assets, whether or not held for its own account, such party hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in any disputes, controversies or claims arising out of or relating to this Agreement, including in any judicial proceedings ancillary to an arbitration hereunder, including without limitation immunity from any judicial proceeding to compel arbitration, for interim relief in aid of arbitration, or to enforce any arbitral award, immunity from service of process, immunity from jurisdiction of any court, and immunity of any of its property from execution. Nothing in this Section 2.9 shall be construed as preventing any Party from seeking an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction pursuant to Section 2.10 pending final determination of the dispute by the arbitral tribunal.

Section 2.10.         Specific Performance. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.11.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

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Section 2.12.         Amendments. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties hereto.

Section 2.13.         Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.14.         Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.15.         Enforcement. Each of the parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.16.         Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 2.17.         Conflicts. If any provision hereunder contradicts with the Company’s constitutional documents, the Company shall not be excused from any of its obligations hereunder for such contradiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

SIGNED and DELIVERED as a DEED		)
by NEW FRONTIER CORPORATION		)

By:		)	/s/ Carl Wu
		)	Name: Carl Wu
		)	Title: Director

in the presence of:		)

Name:	/s/ Yue Chen

[Project Unicorn - Signature Page to Director Nomination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

SIGNED and DELIVERED as a DEED		)
by NEW FRONTIER PUBLIC HOLDING LTD.		)

By:		)	/s/ Carl Wu
		)	Name: Carl Wu
		)	Title: Director

in the presence of:		)

Name:	/s/ Yue Chen

[Project Unicorn - Signature Page to Director Nomination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

SIGNED and DELIVERED as a DEED		)
by Vivo Capital Fund IX (Cayman), L.P.		)
By: Vivo Capital IX (Cayman), LLC, General Partner		)

By:		)	/s/ Frank Kung
Name: Frank Kung
Title: Managing Member

in the presence of:		)

Name:	/s/ Brittanie Montoya

[Project Unicorn - Signature Page to Director Nomination Agreement]